Exhibit 10.13

MANNING & NAPIER
2018 LONG-TERM INCENTIVE PLAN

LTIP AWARD AGREEMENT
(Deferred Incentive Compensation Program)
AGREEMENT, dated as of the Award Date set forth in the Notice of Grant, between Manning & Napier, Inc., a Delaware corporation (the “Company”), Manning & Napier Advisors, LLC, a Delaware limited liability company (“MN Advisors”), and the individual (the “Participant”) identified in the Notice of Grant delivered to the Participant (the “Notice of Grant”).
W I T N E S S E T H:
WHEREAS, the Company adopted the Manning & Napier, Inc. 2018 Long-Term Incentive Plan (the “Plan”), which authorizes the grant of Awards, pursuant to which participants receive a contribution that is hypothetically invested in Investment Options under the Plan; and
WHEREAS, the Company has implemented the Deferred Incentive Compensation Program (the “Program”), pursuant to which a portion of an employee’s cash incentive compensation for a plan year is to be paid as an Award under the Plan, subject to the terms and conditions of the Program; and
WHEREAS, the Committee has determined that it would be in the best interests of the Company to grant the Award documented herein to the Participant pursuant to the Program for the Plan Year specified in the Notice of Grant, and as Managing Member of MN Advisors, caused MN Advisors to take the necessary steps to comply with terms and conditions herein.
NOW, THEREFORE, the parties hereto hereby agree as follows:
1.Definitions. Capitalized terms not defined in this Award Agreement shall have the meaning ascribed to such terms in the Plan.
2.Award Grant. Subject to the terms and conditions of the Plan and as set forth herein, the Company hereby grants to the Participant, as of the Award Date specified by the Notice of Grant, an Award with the Award Value indicated in the Notice of Grant. The Award Value will be credited to an Account maintained by the Investment Agent for the Award and allocated to a default Investment Option determined by the Company, which the Participant may reallocate among the Investment Options made available to the Participant, subject to the terms of the Plan and this Award Agreement. Allocations to an Investment Option shall be designated in Investment Units of that Investment Option.
3.Status of Award Grant. Each Award constitutes an unsecured promise of the Company to pay (or cause to be delivered) to the Participant, subject to the terms of this Award Agreement, cash, securities or other property (including shares underlying the Investment Units into which the Award is allocated) equal to the Fair Market Value of the Investment Units into which the Award is allocated on the Scheduled Vesting Date (as defined herein).
4.Vesting.

(a)In General. Subject to such further limitations as are provided in the Plan and as set forth in this Award Agreement, the Award shall vest as of the scheduled vesting dates set forth in the Notice of Grant (each, a “Scheduled Vesting Date”) provided that the Participant continues to provide services or to be in a service relationship with the Company, MN Advisors or one of its Affiliates (“Service”) as of the day immediately following the one-year anniversary of the Award Date. Except as otherwise provided in this Section 4 or the Notice of Grant, the Award, to the extent not previously vested, shall terminate and become null and void upon the Participant’s ceasing for any reason to provide Service.
(b)Change in Control. Notwithstanding Section 4(a), in the event of a Change in Control of the Company at any time, the Participant shall immediately become 100% vested in the Award.
(c)Death. Notwithstanding Section 4(a), in the event of the Participant’s death at any time, the Participant shall immediately become 100% vested in the Award.
(d)Involuntary Termination for Cause. Notwithstanding Section 4(a), in the event of the involuntary termination of the Participant’s Service for Cause at any time, the Participant will immediately forfeit any unpaid portion of his or her Account related to the Award.
(e)Involuntary Termination without Cause. Notwithstanding Section 4(a), in in the event of the involuntary termination of the Participant’s Service without Cause at any time, the Participant shall immediately become 100% vested in the Award.
(f)Voluntary Termination. In the event of the voluntary termination of the Participant’s Service at any time on or before the one-year anniversary of the Award Date, unless and to the extent that the Executive Committee provides otherwise, in its sole discretion, the Participant will immediately forfeit any unpaid portion of his or her Account related to the Award. Notwithstanding Section 4(a), in the voluntary termination of the Participant’s Service after the one-year anniversary of the Award Date, the Participant shall immediately become 100% vested in the Award.
5.Payment of Award.
(a)In General. Generally, each installment of the Award will be paid as soon as administratively practicable following the applicable Scheduled Vesting Date, but in no event later than ninety (90) days thereafter. In the event of the Participant’s death before a Scheduled Vesting Date, the Award will be paid as soon as administratively practicable following the Participant’s death, but in no event later than December 31 of the calendar year following the calendar year in which the Participant’s death occurs. In the event of a Change in Control of the Company, then (i) if the Change in Control qualifies as a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, in accordance with Section 1.409A-3(i)(5) of the Treasury Regulations (a “Section 409A CIC”), payment of the Award will be made as soon as administratively practicable following the Change in Control, but in no event later than ninety (90) days thereafter, and (ii) if the Change in Control does not qualify as a Section 409A CIC, payment of each installment of the Award will remain payable as soon as administratively practicable following the applicable Scheduled Vesting Date, but in no event later than ninety (90) days thereafter, or if earlier, as soon as administratively practicable following the Participant’s death, but in no event later than December 31 of the calendar year following the calendar year in which the participant’s death occurs. Except as otherwise provided by this Section 5(a), the accelerated vesting of an Award (or portion thereof) pursuant to Section 4 will not affect the time of payment of the Award (or portion thereof).

(b)Payment Medium. Except as otherwise provided by Section 5(c), payment of an Award may be made in cash, in the sole discretion of the Committee, shares of the Investment Units to which the Participant’s Account is allocated or other property.
(c)Accelerated Payment for Taxes. In the event that a Participant becomes subject to tax on an Award (or a portion of an Award) prior to the time of payment specified by Section 5(a), then to the extent permissible under Section 1.409A-3(j)(4)(vi) or Section 1.409A-3(j)(4)(xi) of the Treasury Regulations, the Committee will to the extent so permitted accelerate the payment of a portion of the Award and make payment of such portion in cash to cover the amount of taxes required to be withheld.
(d)Clawback. If the Company’s Board of Directors or the Compensation Committee determines, in its sole discretion, that Participant engaged in fraud or misconduct as a result of which the Company is required to, or decided to, restate its financial statements, the Committee may, in its sole discretion, impose immediate expiration of the Award, whether vested or not, if granted within the first twelve (12) months after issuance or filing of any financial statement that is being restated. This remedy is in addition to any other remedies that the Company may have available in law or equity.
6.Non−Transferability of Awards. The Award, and any interest therein, shall not be assignable or transferable by the Participant. Unless otherwise noted in the Notice of Grant, the Award shall terminate and become null and void immediately upon (i) the bankruptcy of the Participant, (ii) except as otherwise provided by Section 4, the Participant’s termination of Service, or (iii) any attempted assignment or transfer except as herein provided, including without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, trustee process or similar process, whether legal or equitable, upon the Award.
7.No Special Rights. Neither the granting of the Award nor its vesting shall be construed to confer upon the Participant any right with respect to the continuation of his or her Service or interfere in any way with the right of the Company (or any Affiliate of the Company), subject to the terms of any separate agreement to the contrary, at any time to terminate such Service or to increase or decrease the compensation of the Participant from the rate in existence as of the date hereof.
8.Representation. The Participant represents and warrants that he or she understands the Federal, state and local income tax consequences of the granting of the Award to him or her and the vesting and payment thereof. To the extent that the Company is required to withhold any such taxes, then, unless both the Participant and the Committee have otherwise agreed upon alternate arrangements, the Participant hereby agrees that the Company may deduct from any payments of any kind otherwise due to the Participant the aggregate amount of such Federal, state and local taxes required to be so withheld, or if such payments are inadequate to satisfy such Federal, state and local taxes, then the Participant agrees to provide the Company with cash funds or make other arrangements satisfactory to the Committee regarding such payment. It is understood that all matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee.
9.Noncompete.
(a)In consideration of the granting of the Award, the Participant agrees that he or she shall not, during the entire term of the applicable Noncompete Period (as defined below), directly or indirectly, engage in or become interested in, as owner, shareholder, partner, lender, investor, director, officer, employee, consultant, agent, representative or otherwise, any Person engaged in any business competitive with that of the Company, MN Advisors or their Affiliates. Notwithstanding the foregoing, the Participant shall not be deemed to have breached this Section 9 by reason of purchasing stock in a corporation whose shares are listed on the NYSE or quoted on NASDAQ, provided that the Participant’s beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any class of equity securities in any such corporation is less than 5% of the aggregate number of outstanding shares of such class.
(b)The Participant acknowledges and agrees that the covenants set forth in this Section 9 are reasonable and necessary for the protection of the Company and MN Advisors. The Participant further understands that in the event of any breach of the terms of this Section 9, Participant will immediately forfeit any unpaid portion of his or her Account related to the Award. Such forfeiture shall be the sole remedy of the Company, MN Advisors and their Affiliates for Participant’s breach of the terms of this Section 9.
(c)For purposes of this Section 9, the term “Noncompete Period” means: the period starting on the date of this Award Agreement through the latest Scheduled Vesting Date set forth in the Notice of Grant.
10.Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, Attention: Secretary, and, if to the Participant, to the address as appearing on the records of the Company. Such communication or notice shall be deemed given if and when (a) properly addressed and posted by registered or certified mail, postage prepaid, or (b) delivered by hand.
11.Incorporation of Plan by Reference. The Award is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Award shall in all respects be interpreted in accordance with the Plan. In the event of any inconsistency between the Plan and this Award Agreement, the Plan shall govern. The Committee shall interpret and construe the Plan and this Award Agreement, and their interpretations and determinations shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.
12.Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, but without regard to its principles of conflicts of law. In the event any provision of this Award Agreement shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or this Award Agreement overall, which shall remain in full force and effect as if the Award Agreement had been absent the invalid, illegal or unenforceable provision or portion thereof.
14.Section 409A. The Award is intended to comply with Section 409A of the Code, and this Award Agreement administered and interpreted consistent with such intent. Notwithstanding the foregoing, the Company, MN Advisors and their Affiliates make no representation that the Award complies with Section 409A of the Code, and in no event with the Company, MN Advisors or any of their Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of a violation of Section 409A of the Code.
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IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by its duly authorized officer, and by electronically accepting the Notice of Grant in accordance with the instructions in such notice, Participant will be deemed a party to, and legally bound by the terms of, this Award Agreement.
MANNING & NAPIER, INC.

By: ____________________________________
    Name:
    Title:

MANNING & NAPIER ADVISORS, LLC

By: ______________________________________
    Name:
    Title:

PARTICIPANT

By: ______________________________________
    Name:

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